Exhibit 99.1

NEWS RELEASE for August 19, 2003 at 7:30 AM EDT

Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Matt Clawson (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	650-314-3400
	949-474-4300	dstewart@ritamed.com
matt@allencaron.com
len@allencaron.com

RITA MEDICAL SYSTEMS APPOINTS WESLEY E. JOHNSON, JR.

AND JOSEPH M. DEVIVO TO BOARD

MOUNTAIN VIEW, CA (August 19, 2003) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced it has appointed senior medical industry executive Wesley E. Johnson, Jr., 45, to serve as a director on RITA’s Board of Directors and Chairman of the Board’s Audit Committee. In addition, Joseph M. DeVivo, 36, who recently was named RITA President and Chief Executive Officer, has been appointed to the Board. DeVivo and Johnson fill vacancies left by F. Thomas (Jay) Watkins, Managing Director of DeNovo Ventures, and Gordon Russell, retired General Partner at Sequoia Capital, who have retired from the Board to devote their time to other business interests. The Board currently consists of seven directors and there are no further vacancies.

Johnson has twenty years experience in the medical device industry, and, since May 1999, has been Vice President, Operations and Chief Financial Officer for Austin, TX-based Spinal Concepts, Inc. Recently, Johnson participated in the negotiation and sale of Spinal Concepts to Abbott Laboratories. He is also a former CFO of both Minneapolis-based Urologix Inc. and Dallas-based American Medical Electronics, Inc.

Chairman Vincent Bucci commented, “Wes has extensive experience managing medical device companies, particularly in areas such as strategic planning and operations, experience that will be called upon in his board duties and which will prove beneficial to the entire organization. He has served as chief financial officer at public companies, giving him a sound basis for financial governance, and his overall experience nicely complements that of the other board members.”

In addition to Johnson and DeVivo, the other five directors currently on the Board include: Vincent Bucci, Chairman of the Board and President of Health Policy Associates Inc.; Randy Lindholm, consultant to life sciences companies; Janet Effland, retired General Partner at Apax Partners, Inc.; Scott Halsted, General Partner and Principal at Morgan Stanley, Dean Witter Venture Partners; and John Gilbert, retired Vice Chairman of Keravision, Inc.

“On behalf of the Board and all of the RITA shareholders,” added Bucci, “I would like to thank fellow board member Randy Lindholm and our Chief Financial Officer Don Stewart for their tireless

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RITA MEDICAL SYSTEMS APPOINTS WESLEY E. JOHNSON, JR.

AND JOSEPH M. DEVIVO TO BOARD

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work in overseeing the day-to-day operations of the Company during this interim period as well as leading the executive search process. Perhaps the most positive aspect of the past several months was the extraordinary progress the Company made in better understanding the challenges of today’s marketplace and improved ways to align the Company and its products to take advantage of our strengths in the future. A great deal has been accomplished these past several months and that is tribute to the quality and dedication of the entire Board.

“These board additions complete the transition activities and we are confident that the right team is in place at RITA,” said Bucci. “Looking forward, I believe this leadership will bring a new focus to our long-term goals, including expansion of our market share and reaching profitability.”

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

Except for the historical information contained in this news release, the statements in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks are included in the Company’s filings with the Securities and Exchange Commission.

RITA and StarBurst are trademarks of RITA Medical Systems, Inc.

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